Exhibit 4.1

ARTICLES OF ORGANIZATION

OF

PNK (RENO), LLC

a Nevada limited liability company

The undersigned, for the purpose of forming a limited liability company pursuant to and by virtue of Chapter 86 of Nevada Revised Statutes, resulting from a conversion pursuant to Chapter 92A of the Nevada Revised Statutes, hereby executes the following articles of organization:

ARTICLE I

NAME

The name of the company is PNK (Reno), LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The Company’s resident agent and the address of the registered office where process may be served in the State of Nevada shall be John A. Godfrey, Esq., 3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada 89109, or such other resident agent and registered office as the members shall, from time to time, determine.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of members incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members in their capacity as members of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member or manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Any repeal or modification of this Article III approved by the members of the Company shall be prospective only. In the event of any conflict between this Article III and any other article of the Company’s articles of organization, the terms and provisions of Article III shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its member. The name and address of the initial member are as follows:

Boomtown, Inc.

3800 Howard Hughes Pkwy., Suite 1800

Las Vegas, Nevada 89109

The member may designate or authorize, by provision either in the Company’s operating agreement or in another writing, one or more persons, officers or employees of the Company who may, in the name of the Company, and in lieu of, or in addition to the member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such persons.

ARTICLE V

ORGANIZER

The name and post office box or street address of the organizer signing these articles of organization is:

Ellen Schulhofer, Esq.

300 S. Fourth Street, Ste. 1200

Las Vegas, Nevada 89101

ARTICLE VI

PURPOSE

The character and general nature of the business to be conducted by the Company is to operate, manage and conduct gaming in gaming facilities on or within the premises known as “Boomtown Reno”, located at 2100 I-80 West (I-80 at Boomtown), Reno, Nevada 89439. The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

ARTICLE VII

GAMING RESTRICTIONS

Section 7.1 Transfer of Interest in the Company. Notwithstanding anything to the contrary expressed or implied in these articles of organization, the sale, assignment, transfer, pledge or other disposition thereafter of any interest in the Company shall be ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”). If at any time the Commission finds that a member that owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within ten days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of its capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it shall be unlawful for the unsuitable member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Section 7.2 Determination of Unsuitability. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall, within ten days after the Company receives notice from the Commission, return to the member in cash, the amount of its capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

Section 7.3 Redemption of Interest. Notwithstanding the foregoing, to the extent permitted by applicable law and the Commission, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem such member’s interest in the Company as provided in the Company’s operating agreement or in any other agreement among the Company and its member.

IN WITNESS WHEREOF, pursuant to Nevada Revised Statutes 86.151, the undersigned organizer has executed these articles of organization the 19th day of August, 2003.

/s/ Ellen Schulhofer

Ellen Schulhofer, Esq., Organizer

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

IN THE MATTER OF

PNK (RENO), LLC

1. The undersigned, John A. Godfrey, Esq., hereby certifies that on the 19th day of August, 2003, he accepted his appointment as resident agent of the above-referenced limited liability company.

2. The registered office in this State is located at 3800 Howard Hughes Parkway, Suite 1800, County of Clark, City of Las Vegas, State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand the 19th day of August, 2003.

RESIDENT AGENT

/s/ John A. Godfrey

John A. Godfrey, Esq.

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